Exhibit 99.2

Idaho General Mines, Inc. - Appoints Bruce D. Hansen as its Chief Executive Officer (CEO)

Wednesday, January 31, 2007

The Board of Directors of Idaho General Mines, Inc. (GMO:AMEX) is pleased to announce the appointment of Bruce D. Hansen as its new Chief Executive Officer (CEO) and a member of the Board of Directors. Mr. Hansen brings a wealth of experience in the financing and development of mining projects, having served in project development and finance roles throughout his career.

Mr. Hansen most recently served as the Senior Vice President, Operations Services and Development for Newmont Mining Corporation. Mr. Hansen also was the Senior Vice President and Chief Financial Officer of Newmont from mid 1999 until October 2005. Mr. Hansen holds a Bachelor of Science degree in Mining Engineering from the Colorado School of Mines and an MBA in Finance from the University of New Mexico. Mr. Hansen also serves on the Board of Energy Fuels Inc. and is active with numerous mining industry organizations. Robert L. Russell, who has successfully guided the Company’s development over the last 4 years, will remain as the Chairman of the Board and Executive Director.

“I am extremely pleased to have Bruce join Idaho General. His experience and leadership will serve us well, as the Company enters a phase of dramatic growth and expansion with the permitting, financing and development of the world class Mount Hope molybdenum deposit in Nevada and the ongoing evaluation of the Hall – Tonopah deposit, also located in Nevada”, said Robert Russell.

Bruce Hansen added, “This role with Idaho General represents the type of challenge that fits with my skills and desires. As the Company is poised to be a leader among primary Molybdenum producers, I believe it is also poised to create significant value for its shareholders. I will be focused on building a world class leadership team that matches the Company’s tremendous asset base. Then working with that team, turn the 1.3 billion pound Mount Hope Mine into a reality.”

A conference call for shareholders and investors is scheduled for Tuesday, February 6, 2007 at 11:00am (EST) to introduce Bruce Hansen. Mr. Hansen will discuss his background and his views on Idaho General and its future. A question and answer session will follow. The call-in number is 1-888-246-8886; code number 9401162328.

Statements herein which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Risk Factors and other discussion contained in the Company’s Form 8-K, 10-QSB and 10-KSB reports on file with the SEC. Readers are urged to review such materials for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.